Exhibit 2.4

FIRST AMENDMENT

TO

ASSET PURCHASE AND SALE AGREEMENT
Woodford Area

between

Linn Energy Holdings, LLC
Mid-Continent, I, LLC
Mid-Continent II, LLC
Linn Operating, Inc.
As “Sellers”

and

Devon Energy Production Company, LP
As “Buyer”

This First Amendment to the Asset Purchase and Sale Agreement (this “Amendment”) is executed on this 4th day of December, 2008 but effective as of the 9th day of October, 2008, by and between Linn Energy Holdings, LLC, a Delaware limited liability company, Mid-Continent I, LLC, a Delaware limited liability company, Mid-Continent II, LLC, a Delaware limited liability company, and Linn Operating, Inc., a Delaware corporation, (collectively “Sellers”), and Devon Energy Production Company, LP, an Oklahoma limited partnership (“Buyer”).  Sellers and Buyer are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

The Parties have entered into that certain Asset Purchase and Sale Agreement dated as of October 9, 2008 (the “Agreement”), providing for the sale by Sellers to Buyer of the Assets.

The Parties desire to amend the Agreement to, among other things, correct the Exhibit C to the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Definitions.  Capitalized terms used but not otherwise defined herein shall have the meaning given to those terms in the Agreement.

2.           Amendments.  The Agreement is hereby amended as follows:

a.           Section 2.1 is revised in its entirety to read as follows:

In consideration of the sale of the Properties by Sellers to Buyer, Buyer shall pay to Sellers cash in the amount of Two Hundred Twenty-Eight Million, One Hundred Seventy-Five Thousand, One Hundred Fifty Six Dollars  ($228,175,156)  (the “Purchase Price”).  The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions hereof, is herein called the “Adjusted Purchase Price”.

b.           In Section 2.4, the words “cash equal to five percent (5%) of the Purchase Price as a deposit” are replaced with the following:

cash equal to Eleven Million, Four Hundred Fifty-Six Thousand, Seven Hundred Fifty-Eight Dollars ($11,456,758) of the Purchase Price as a deposit

c.           Section 8.4 is revised in its entirety to read as follows:

If Sellers and Buyer are unable to reach an agreement as to whether a Title Defect or Title Benefit exists, or if it does exist, the Title Defect Amount attributable to such Title Defect, or Title Benefit Amount attributable to such Material Title Benefit, or have disputes relating to Post-Closing Title Defects or Post-Closing Title Issues pursuant to Section 8.5(b) (a “Defect Dispute”), each party shall have the right to submit each Defect Dispute to an independent expert (the “Independent Expert”), who shall serve as sole arbitrator.  The Independent Expert shall be appointed by mutual agreement of Sellers and Buyer from among candidates (including lawyers) with experience and expertise in the area that is the subject of such Defect Dispute, and failing such agreement, such Independent Expert for such Defect Dispute shall be selected in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”).  Defect Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules.  The Independent Expert shall be instructed by the parties to resolve such Defect Dispute as soon as reasonably practicable in light of the circumstances.  The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.  Notwithstanding any Defect Dispute, all Properties subject to such Defect Dispute shall be sold, transferred and conveyed at the Closing to Buyer, subject to and in accordance with this Agreement.

d.           Section 8.5 is revised in its entirety to read as follows:

(a)  The Purchase Price shall be adjusted downward by the aggregate Title Defect Amounts less the aggregate Title Benefit Amounts.

(b) Notwithstanding anything herein to the contrary, (i) if Sellers are unable to cure a Title Defect (a “Post-Closing Title Defect”) on or prior to Closing, Sellers shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such Post-Closing Defect within the 90-day period commencing with the Closing Date (the “Defect Cure Period”); or (ii) if Sellers and Buyer are unable to reach agreement as to (A) whether a Title Defect exists, or (B) if a Title Defect does exist, the Title Defect Amount attributable to such Title Defect (a “Post-Closing Title Issue”), Sellers and Buyer may agree to attempt to reach agreement on the Post-Closing Title Issue within the forty-five (45) day period commencing on the Closing Date (the “Title Issue Cure Period”).  In such event, the transactions contemplated hereby will close as provided herein, including the sale, transfer and conveyance of the affected Properties to Buyer, but an amount equal to the applicable Title Defect Amount to which the Post-Closing Title Defect pertains or the estimated potential Title Defect Amount to which the Post-Closing Title Issue pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into an escrow account (the “Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to Buyer and Sellers (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form acceptable to the Defects Escrow Agent and reasonably acceptable to Buyer and Sellers (the “Defects Escrow Agreement”).  The amount deposited into the Defects Escrow with respect to a Post-Closing Title Defect or Post-Closing Title Issue will remain therein until released as provided in Section 8.5(c).

(c)  Buyer will act in good faith and reasonably cooperate with the Sellers after the Closing to cure a Post-Closing Title Defect or resolve a Post-Closing Title Issue; provided, that Buyer shall not be required to expend any monies in connection therewith and Sellers shall conduct their activities so as to not unreasonably interfere with Buyer’s operations.  If Sellers and Buyer mutually agree that a Post-Closing Title Defect has been cured or a Post-Closing Title Issue has been resolved in favor of Seller, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Sellers in accordance with the terms of the Defects Escrow Agreement.  If Sellers and Buyer mutually agree that a Post-Closing Title Defect has been partially cured or that a Post-Closing Title Issue has been partially resolved, then Sellers and Buyer shall mutually determine the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured or unresolved portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Sellers (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement.  If Sellers and Buyer mutually agree that a Post-Closing Title Defect has not been cured, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement.  If, (i) at the end of the Defect Cure Period, Sellers have been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), or (ii) at the end of the Title Issue Cure Period, the Post-Closing Title Issue has not been resolved (and there is no dispute as to whether or not it has been resolved), the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement. If, at the end of the Defect Cure Period or Title Issue Cure Period, Sellers and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Title Defect or a Post-Closing Title Issue, then such disagreement shall be resolved as provided in Section 8.4; provided, however, that, at the conclusion of the Title Issue Cure Period, if Buyer and Sellers agree that the result of any Post-Closing Title Issue is a Title Defect, Sellers may

elect to attempt to cure such Title Defect within the remaining Defect Cure Period, in which case the provisions of this Agreement applicable to Post-Closing Defects will apply to such Title Defect.

e.           The portion of the original Exhibit C to the Agreement entitled “Township 14 North, Range 12 West” is replaced with the Exhibit C entitled “Township 14 North, Range 12 West” attached to this Amendment, which is incorporated into the Agreement as if originally set forth therein.

3.           Ratification.  Except as amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

4.           Governing Law.  Section 12.7 of the Agreement are hereby incorporated into this Amendment by reference as if set out in full herein.

5.           Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Amendment in the presence of other Parties to this Agreement.

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties as of the date first above written.

                                  SELLERS:

                                  LINN ENERGY HOLDINGS, LLC, a
                                  Delaware limited liability company

                                  By:          /s/ Mark E. Ellis
                                      Mark E. Ellis, President and Chief
                                      Operating Officer

                                  LINN OPERATING, INC., a Delaware
                                  corporation

                                  By:          /s/ Mark E. Ellis
                                      Mark E. Ellis, President and Chief
                                      Operating Officer

                                  MIDCONTINENT I, LLC

                                  By:          /s/ Mark E. Ellis
                                      Mark E. Ellis, President and Chief
                                      Operating Officer

                                  MIDCONTINENT II, LLC

                                  By:          /s/ Mark E. Ellis
                                      Mark E. Ellis, President and Chief
                                      Operating Officer

                                  BUYER:

                                  DEVON ENERGY PRODUCTION
                                  COMPANY, LP, an Oklahoma limited
                                  partnership

                                  By:          /s/ Bradley A. Foster

                                  Name:     Bradley A. Foster
                                  Title:       Senior Vice-President